Exhibit 21

Subsidiaries of the Registrant

The following lists all of the subsidiaries of The Jones Financial Companies, L.L.L.P. (“JFC”), which are included in the consolidated financial statements.

Entity Name	State or Jurisdiction of Incorporation	Subsidiary of
EDJ Leasing Co., L.P.	Missouri	LHC, Inc. (“LHC”)
LHC	Missouri	JFC
Edward Jones Trust Company (formerly Boone National Savings and Loan Association, F.A.)	Missouri	JFC
EDJ Holding Co., Inc. (“EHC”)	Missouri	JFC
Edward D. Jones & Co., L.P. (“EDJ”)	Missouri	EHC
Edward D. Jones & Co. Canada Holding Co., Inc. (“EJCH”)	Ontario, Canada	EDJ
Edward Jones (“EJC”)	Ontario, Canada	EJCH
Edward D. Jones & Co. Agency Holding Co., Inc. (“EJAH”)	Ontario, Canada	EJC
Edward Jones Insurance Agency (Quebec) Inc.	Ontario, Canada	EJAH
Edward Jones Insurance Agency	Ontario, Canada	EJAH
EJ Mortgage, L.L.C.	Missouri	EDJ
Conestoga Securities, Inc. (“CSI”)	Missouri	EDJ
EDJ Ventures, Ltd.	Missouri	CSI
CIP Management, L.P.	Missouri	CMI
CIP Management, Inc. (“CMI”)	Missouri	CSI
Edward Jones Insurance Agency of California, L.L.C.	California	California Agency Holding, L.L.C., EJIA
California Agency Holding, L.L.C.	California	EDJ
Edward Jones Insurance Agency of New Mexico, L.L.C.	New Mexico	EDJ
Edward Jones Insurance Agency of Massachusetts, L.L.C.	Massachusetts	EDJ